UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________
FORM 8-K
 ________________________
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 11, 2020
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LKQ CORPORATION
(Exact name of registrant as specified in its charter)
_______________________

Delaware		000-50404	36-4215970
(State or other jurisdiction of incorporation or organization)		(Commission File Number)	(IRS Employer Identification No.)

500 West Madison Street,	Suite 2800
Chicago,	Illinois		60661
(Address of principal executive offices)			(Zip Code)
Registrant's telephone number, including area code: (312) 621-1950
N/A
(Former name or former address, if changed since last report)

 ________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	LKQ	NASDAQ	Global Select Market
Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company      ☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) On August 11, 2020, the Board of Directors of LKQ Corporation (the “Company”) elected Jacob H. Welch as a member of the Board of Directors, effective August 12, 2020, to serve until the Company’s 2021 Annual Meeting and the election and qualification of his successor or, if earlier, his death or resignation or removal from the Board of Directors. Mr. Welch will receive compensation under the Company’s standard compensation arrangement for non-employee directors (as described in the Company’s proxy statement for its 2020 annual meeting of stockholders). Board committee memberships will be determined at a later date.
Mr. Welch is a Partner of ValueAct Capital, one of the Company’s largest stockholders. He has previously served as a director of Armstrong Flooring, Inc., where he was a member of the Compensation and Finance Committees. Prior to joining ValueAct Capital in August 2009, Mr. Welch worked as an analyst with The Blackstone Group in its private equity division in New York. He has a B.A., cum laude, from Harvard College and is a CFA charterholder.
Mr. Welch joined the Board pursuant to a Nomination and Cooperation Agreement (the “Agreement”), dated August 11, 2020, by and among the Company and various affiliates of ValueAct Capital (collectively, the “ValueAct Group”). The Agreement includes various terms, conditions and provisions, including that the Company will include Mr. Welch in the Board’s recommended director slate of candidates to stand for election at the 2021 annual stockholders meeting. Mr. Welch, while serving as a member of the Board of Directors, is required to (i) meet all director independence and other requirements of the Company, of stock exchange listing standards and of the Securities and Exchange Commission and related securities laws and regulations, (ii) be qualified to serve as a director under the Delaware General Corporation Law and (iii) comply with Company policies, guidelines and codes of conduct applicable to directors.
If the ValueAct Group (which currently holds approximately a 7% ownership position in the Company) ceases to hold at least 4.0% of the Company’s common stock, Mr. Welch would offer his resignation from the Board. Such offer of resignation would also be required in other circumstances set forth in the Agreement.
Under the Agreement, the ValueAct Group is subject to various restrictions, including, among other things, limitations on proposing or engaging in certain extraordinary transactions and other matters involving the Company, prohibitions on the ValueAct Group acquiring more than 14.9% of the Company’s outstanding shares without the Company’s consent, engaging in proxy solicitations and other stockholder-related matters and proposals, forming groups with other investors, disposing of their shares to a third party who would own more than 4.9% of the Company’s outstanding shares outside of open market sales or underwritten offerings, engaging in short sales of Company shares, and limitations on public statements regarding the Company and on interactions with third parties and employees. The ValueAct Group has agreed to vote its shares as set forth in the Agreement, including with respect to board elections. Certain non-disparagement provisions also apply to the Company and to ValueAct Group under the Agreement. The provisions of the Agreement described above generally apply until the later of (i) two months after Mr. Welch ceases to serve on the Board or be a partner or employee of the ValueAct Group and (ii) the earlier of January 15, 2022 and 30 days before the stockholder nomination deadline for the Company’s 2022 annual stockholders meeting.
The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.
On August 12, 2020, the Company issued a press release regarding the above matters, which press release is attached as Exhibit 99.2 hereto.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description of Exhibit
99.1	Nomination and Cooperation Agreement between the Company and the ValueAct Group, dated August 11, 2020.
99.2	LKQ Corporation Press Release Announcing Appointment of Jacob H. Welch to its Board of Directors, dated August 12, 2020.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: August 14, 2020

LKQ CORPORATION

By:	/s/ Victor M. Casini
Victor M. Casini
Senior Vice President, General Counsel and Corporate Secretary